UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 31, 2005

FiberNet Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-7841	52-2255974
(Commission File Number)	(IRS Employer Identification No.)

570 Lexington Avenue, 3rd Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 405-6200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 1, 2005, we entered into a consulting agreement with Michael Liss, the Chairman of our Board of Directors and our former President and Chief Executive Officer (see Item 5.02 below). Pursuant to the terms of this agreement, Mr. Liss will provide general financial advisory services, including assisting us in analyzing and evaluating potential strategic transactions and public or private placements of debt or equity securities. Mr. Liss will receive $200,000 per annum as compensation for his services, including reimbursement for the payment of health, life and disability insurance premiums and for travel expenses incurred in connection with the performance of his agreement, as well as customary indemnification. The initial term of the consulting agreement is six months, subject to renewal upon mutual agreement of the parties.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On January 31, 2005, Michael S. Liss resigned as our President and Chief Executive Officer. Mr. Liss will continue to serve as the Chairman of our Board of Directors.

(c) On January 31, 2005, Jon A. DeLuca was appointed as our President and Chief Executive Officer. Until his appointment as President and Chief Executive Officer, Mr. DeLuca served as our Senior Vice President—Finance and Chief Financial Officer and also as our Vice President—Finance from June 14, 1999 to July 3, 2001. From 1997 to 1999, Mr. DeLuca was a Managing Director of Lago Industries, LLC, a private merchant banking firm. From 1992 to 1997, he was employed in the leveraged finance groups of Lazard Freres & Co. LLC and Bear, Stearns & Co. Inc. Mr. DeLuca has a B.A. from Trinity College.

In addition, on January 31, 2005, Edward Granaghan was appointed as our Senior Vice President—Finance and Chief Financial Officer. Mr. Granaghan served as our Vice President—Finance from May 8, 2000 until his promotion to Chief Financial Officer. From 1998 to 2000, Mr. Granaghan was the Controller of Lazard Fréres & Co’s Asset Management Division. From 1993 to 1998, he was employed at Deloitte & Touche LLP. Mr. Granaghan holds the degrees of B.A. of Accounting from the Pennsylvania State University and a M.B.A. from New York University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIBERNET TELECOM GROUP, INC.

By:	/s/ Edward Granaghan
Name:	Edward Granaghan
Title:	Senior Vice President—Finance and
Chief Financial Officer

Date: February 2, 2005